EXHIBIT (c)-5

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004-2189

Attention: Special Committee of the Board of Directors

December 4, 2012

Members of the Special Committee of the Board of Directors:

You have asked us to advise you in your capacity as the Special Committee (the “Special Committee”) of the Board of Directors of Freeport-McMoRan Copper & Gold Inc. (the “Acquiror”) with respect to the fairness, from a financial point of view, to the Acquiror of the Aggregate Merger Consideration (as defined below) to be issued or paid by the Acquiror for the outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), of McMoRan Exploration Co. (the “Company”) in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, the Acquiror and INAVN Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will survive the Merger as a wholly owned subsidiary of the Acquiror and each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock to be cancelled in the Merger and dissenting shares) will be converted into the right to receive $14.75 in cash and 1.15 units in a trust (the “Trust”) to be formed by the Company and the Acquiror pursuant to an agreement reflecting the terms and conditions of the Merger Agreement and the term sheet attached as Exhibit A thereto (such cash and units, together, the “Per Share Merger Consideration”). The aggregate Per Share Merger Consideration to be issued or paid by the Acquiror in exchange for the outstanding shares of Company Common Stock in the Merger pursuant to the Merger Agreement is referred to herein as the “Aggregate Merger Consideration.”

In arriving at our opinion, we have reviewed a draft, dated December 4, 2012, of the Merger Agreement, a draft, dated December 4, 2012, of Exhibit A thereto and certain publicly available business and financial information relating to the Company, including estimates of the Company’s proved, probable and possible oil and gas reserves and contingent oil and gas resources included or reflected in certain filings of the Company with the Securities and Exchange Commission and other publicly available filings (the “Company Reserve and Resource Data”). We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company provided to or discussed with us by the management of the Company; certain alternative commodity pricing and reserve and resource risk assumptions provided to us by the Company; certain oil and gas reserve reports prepared by the Company’s third-party oil and gas reserves consultants with respect to the Company’s proved, probable and possible oil and gas reserves (the “Company Reserve Reports”); the resource development plans (the “Company Resource Development Plans” and, together with the Company Reserve and Resource Data and the Company Reserve Reports, the “Company Reserve and Resource Analysis”) prepared by management of the Company with respect to certain contingent oil and gas resources of the Company; and analyses of the Company Reserve and

Resource Analysis by the Special Committee’s third-party oil and gas reserves consultants (the “Special Committee Consultant’s Analyses” and together with the Company Reserve and Resource Analysis, the “Oil & Gas Analyses”); and have spoken with the managements of the Company and the Acquiror and certain of their representatives, including the Special Committee’s third-party oil and gas reserves consultants, regarding the business and prospects of the Company, the Company’s oil and gas reserves and the Company’s contingent oil and gas resources, including oil and gas reserve and contingent oil and gas resource estimates and riskings. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other companies with publicly traded securities in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the financial forecasts for the Company that we have used in our analyses, management of the Company has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and we express no opinion with respect to such financial forecasts or the assumptions upon which they are based. With respect to the Company Reserve and Resource Analysis that we have reviewed, we have been advised and have assumed that such data and analyses have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and the Company’s third-party oil and gas reserves consultants, as applicable, as to the oil and gas reserves and contingent oil and gas resources of the Company, respectively, and are a reasonable basis on which to evaluate the Company, and we express no opinion with respect to such Company Reserve and Resource Analysis or the assumptions upon which they are based. With respect to the Special Committee Consultant’s Analyses which we have reviewed, we have been advised and have assumed that the Special Committee Consultant’s Analyses has been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Special Committee’s third-party oil and gas reserves consultants as to the oil and gas reserves and contingent oil and gas resources of the Company, and are a reasonable basis on which to evaluate the Company, and we express no opinion with respect to such Special Committee Consultant’s Analyses or the assumptions upon which it is based. For purposes of our analyses and this opinion, we have, at your direction, further assumed that the capital expenditures, expenses and production development plans contemplated by the Company Resource Development Plans will, in all respects material to our analyses and this opinion, be incurred and achieved in the amounts and at the times indicated thereby. At your direction we have relied upon the Company Reserve and Resource Analysis and the Special Committee Consultant’s Analyses for purposes of our analyses and this opinion and have assumed that they are a reasonable basis on which to evaluate the Company. In addition, we have relied upon, without independent verification (i) the assessments of the management of the Acquiror with respect to the Acquiror’s ability to integrate the businesses of the Company and the Acquiror and (ii) the assessments of the management of the Company as to the Company’s existing technology and future capabilities with respect to the extraction of the Company’s contingent oil and gas resources and, with your consent, have assumed that there have been no developments since the dates of financial forecasts relating to the

Company provided to or discussed with us by the management of the Company that would adversely affect such management’s views with respect to such technologies and capabilities. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger, that the Merger will be consummated in the form and structure described above in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion and that any modification to the form or structure of the Merger as described above, whether pursuant to the Merger Agreement or otherwise, would not be material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals other than the Oil & Gas Analyses. With your consent we have also assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Aggregate Merger Consideration to be issued or paid by the Acquiror for the outstanding shares of Company Common Stock in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the other potential acquisition being considered by the Acquiror, the appropriate capital structure of the Acquiror (including without limitation, whether or not the Trust formed by the Company and the Acquiror should issue the Units or the potential tax and other implications of the Units), the fairness of the Per Share Merger Consideration to the holders of Company Common Stock or any group thereof, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Aggregate Merger Consideration, the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice including, without limitation, any advice regarding the amounts, risking and other aspects of the Company’s oil and gas reserves and contingent oil and gas resources. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company reflect certain assumptions regarding the oil and gas industry, and the future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and this opinion. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Special Committee or the Acquiror to proceed with the Merger. We are not expressing any opinion as to what the value of the Units actually will be when issued pursuant to the Merger or the price or range of prices at which Company Common Stock or Units may be purchased or sold at any time.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which became payable to us upon the rendering of our opinion and the principal portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates are currently providing financial advisory services to the Special Committee in connection with another potential acquisition. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Special Committee (in its capacity as such) in connection with its consideration of the Merger and does not constitute a recommendation to the Special Committee or the Board of Directors of the Acquiror with respect to the proposed Merger or advice or a recommendation to any holder of Company Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be issued or paid by the Acquiror for the outstanding shares of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC